Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Edgemode, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	162,000,000	$0.0413	$6,690,600.00	0.0001381	$923.97

Total Offering Amounts:							$6,690,600.00		923.97
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$923.97

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Offering Note(s)

(1)	Pursuant to Rule 457(c) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of the common stock is estimated to be $0.04135, which is the average of the high and low closing sale prices of the shares of common stock as of October 20, 2025, as reported on The OTCID Basic Market.